Exhibit 10.1

SLVH LLC

23 Corporate Plaza, Suite 150
Newport Beach, California 92660

September 27, 2023

Gaucho Ventures I – Las Vegas, LLC

c/o Gaucho Group Holdings, Inc.

112 NE 41st Street, Suite 106

Miami, Florida 33137

Attn: Scott Mathis

Re:	LVH Holdings LLC – Suspension of Business

Mr. Mathis:

SLVH LLC, a Delaware limited liability company (“SLVH Member” or “Manager”) and Gaucho Ventures I – Las Vegas LLC, a Delaware limited liability company (“Gaucho Member”; together with SLVH Member, collectively, the “Members”) entered into that certain Amended and Restated Limited Liability Company Agreement of LVH Holdings LLC, a Delaware limited liability company (the “Company”) dated as of June 16, 2021, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement dated November 16, 2021, that certain Second Amendment to Amended and Restated Limited Liability Company Agreement dated June 7, 2022 (the “Second Amendment”), that certain Third Amendment to Amended and Restated Limited Liability Company Agreement dated December 12, 2022, and that certain Fourth Amendment to Amended and Restated Limited Liability Company Agreement dated June 30, 2023 (collectively, the “LLC Agreement”). Each capitalized term used but not defined in this letter agreement (this “Letter”) has the meaning assigned to it in the LLC Agreement.

Notwithstanding anything to the contrary in the LLC Agreement, the Members hereby agree as follows:

1.	As of the date hereof (the “Effective Date”), the Company is suspending business operations, distributing all of its available cash in excess of an agreed reserve, and releasing and terminating certain obligations of the Members or their Affiliates to contribute capital or perform services to or for the benefit of the Company, all as expressly set forth in this Letter. For the avoidance of doubt, notwithstanding anything to the contrary in this Letter, Section 3.3(c)(ii) of the Second Amendment shall remain in effect.

2.	As of the Effective Date, the Company has distributable cash or cash equivalents in the aggregate amount of $40,804.51 (the “Company Cash”). After the payment of all current invoices, Manager will (i) reserve $10,000 of Company Cash in Manager’s account to be used solely for accounting fees and tax preparation for the Company and the Manager, and (ii) distribute 100% of the remaining Company Cash to the Gaucho Member in accordance with Section 11.3 of the LLC Agreement and Section 3.3(c)(ii) of the Second Amendment.

3.	From and after the Effective Date, neither Member shall have any obligation to make any Capital Contribution or any other obligation to fund or advance any cash or other property to the Company, unless otherwise mutually agreed by the Members in the sole discretion of each Member. From and after the Effective Date, each Member agrees to and hereby does release the Company from any obligation to pay fees to such Member pursuant to Section 4.4 of the LLC Agreement, whether such fees are accrued or not yet accrued as of the Effective Date.

4.	As of the Effective Date, Section 3(c)(i) of the Second Amendment is hereby waived.

5.	The Members acknowledge that due to, among other things, the recapitalization of Landlord and its affiliates (together with their successors and assigns, “ ”), there is no clarity as to whether a Ground Lease can be negotiated and documented in a manner that is acceptable to all parties. If at any time SLVH Member or any one or more of its members, or any Affiliate of any of them (each, an “SLVH Member Party”), pursues the acquisition or lease from ____ of any real property that was the subject of the proposed Ground Lease (each, a “ ”), then, before entering into any binding ground lease or other similar acquisition agreement with or with any third party source of equity capital with respect to such , the applicable SLVH Member Party(ies) (collectively, the “Pursuing Party”) shall deliver written notice (an “Opportunity Notice”) to Gaucho Member of the Pursuing Party’s pursuit of the . Gaucho Member shall have thirty (30) days after its receipt of any Opportunity Notice to notify the Pursuing Party of its election to pursue the identified . If Gaucho Member does not timely notify the Pursuing Party of its election during such 30-day period, then Gaucho Member shall be deemed to have declined to participate in the pursuit of the identified , and the Pursuing Party shall be free to enter into any binding agreements relating to such with or any other Person. If Gaucho Member timely notifies the Pursuing Party of its election to participate in such during such 30-day period, then unless otherwise approved by the Gaucho Member and the Pursuing Party, each in their sole discretion, the Gaucho Member shall participate in the pursuit of the identified _____ on the same terms as set forth in the LLC Agreement, pursuant to a joint venture agreement to be entered into with the Pursuing Party on substantially the same terms as the LLC Agreement. Notwithstanding anything to the contrary in this Letter, any breach by an SLVH Member Party of this paragraph 5 shall be solely the responsibility of the applicable Pursuing Party, and Gaucho Member may not bring or maintain any cause of action or claim against any SLVH Member Party that is not also part of the Pursuing Party with respect to any such breach. Gaucho Member’s rights under this paragraph 5 shall survive until the liquidation and dissolution of the Company.

6.	That certain Development Agreement by and between Timberline Development Partners LLC, a Texas limited liability company (“Developer”), which is an Affiliate of a member of SLVH Member, and the Company (the “Development Agreement”) is hereby terminated, and Developer agrees to waive any accrued and future fees thereunder. From and after the date of this Letter, neither the Company nor Developer shall have any obligations, rights, duties or restrictions pursuant to the Development Agreement, whether such obligations, rights, duties or restrictions are accrued or unaccrued, fixed or contingent, due and payable or not yet due. The releases set forth in paragraphs 8 and 9 below are expressly intended to apply to all matters arising under the Development Agreement. Developer has executed this letter below solely to confirm its consent and agreement to be bound by this paragraph 6.

2

7.	The SLVH Member hereby represents and warrants to the Gaucho Member that, on or prior to the Effective Date, the SLVH Member has provided to the Gaucho Member statements that accurately describe all expenditures that have been made by the Company of any funds that have been contributed to the Company by the Gaucho Member.

8.	Except with respect to (x) any liabilities for breach or default under this Letter and (y) any liabilities arising from gross negligence, willful misconduct, fraud or illegal acts, all of which liabilities shall survive the execution and delivery of this Letter (collectively, “Excluded Liabilities”), the SLVH Member, on its own behalf, and on behalf of its past or present officers, direct or indirect owners, agents, employees, successors, heirs and assigns and their respective Affiliates (collectively, the “SLVH Parties”, which for clarification includes Developer), hereby absolutely and unconditionally releases, waives, forever discharges, and agrees not to sue or otherwise commence any action directly or indirectly against the Gaucho Member and its past or present officers, direct or indirect owners, agents, employees, successors, heirs and assigns and their respective Affiliates (collectively, the “Gaucho Parties”) from and with respect to any and all claims, counterclaims, demands, obligations, debts, liabilities, costs, expenses, judgments, covenants, agreements, promises, damages (whether general, direct or indirect, special or punitive), actions and causes of action of any kind, nature or description, whether fixed or contingent, known or unknown, suspected or unsuspected, foreseen or unforeseen at the present time and whether based on contract, tort, statute or other legal or equitable theory of recovery, that any of the SLVH Parties now have, ever had, or hereafter can, shall or may have, or may hereafter assert, or which may hereafter arise against one or more of the Gaucho Parties, as part of, in connection with, relating to, or arising out of the LLC Agreement, the Project or the Company’s business, assets, operations, liabilities and other activities. The SLVH Member (on its own behalf, and on behalf of each of the SLVH Parties) expressly waives and relinquishes the benefit of any principle or provision of applicable law which provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release. Except to the extent of any Excluded Liabilities, the releases and discharges, waivers and agreements not to sue set forth in this paragraph 8, expressly include all claims arising out of any obligation of any person to indemnify, contribute to the payment of any liability or obligation of or pay the attorneys’ fees or costs of any other person no matter how such obligation arises. Notwithstanding the foregoing provisions of this paragraph 8, this release does not apply to, and shall not limit the liability of any SLVH Party for, any Excluded Liabilities.

3

9.	Except with respect to Excluded Liabilities, the Gaucho Member, on its own behalf, and on behalf of each of the Gaucho Parties, hereby absolutely and unconditionally releases, waives, acquits, forever discharges, and agrees not to sue or otherwise commence any action directly or indirectly against the SLVH Member and any of the SLVH Parties, from and with respect to any and all claims, counterclaims, demands, obligations, debts, liabilities, costs, expenses, judgments, covenants, agreements, promises, damages (whether general, direct or indirect, special or punitive), actions and causes of action of any kind, nature or description, whether fixed or contingent, known or unknown, suspected or unsuspected, foreseen or unforeseen at the present time and whether based on contract, tort, statute or other legal or equitable theory of recovery, that any of the Gaucho Parties now have, ever had, or hereafter can, shall or may have, or may hereafter assert, or which may hereafter arise against one or more of the SLVH Parties, as part of, in connection with, relating to, or arising out of the LLC Agreement or the Company’s business, assets, operations, liabilities and other activities. The Gaucho Member (on its own behalf, and on behalf of each of the Gaucho Parties) expressly waives and relinquishes the benefit of any principle or provision of applicable law which provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release. Except to the extent of any Excluded Liabilities, the releases and discharges, waivers and agreements not to sue set forth in this paragraph 9, expressly include all claims arising out of any obligation of any person to indemnify, contribute to the payment of any liability or obligation of or pay the attorneys’ fees or costs of any other person no matter how such obligation arises. Notwithstanding the foregoing provisions of this paragraph 9, this release does not apply to, and shall not limit the liability of any SLVH Party for, any Excluded Liabilities.

10.	This Letter may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument. This Letter may be executed via facsimile or by “PDF scanned signature” and that facsimile or PDF shall be deemed an original for all purposes. If a provision of this Letter conflicts with a provision of the LLC Agreement, this Letter shall supersede and control. This Letter shall be governed by the laws of the State of Delaware, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter shall be brought in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware. Each Member hereby waives its right to a jury trial of any claim or cause of action based upon or arising out of this Letter or any dealings between the Members relating to the subject matter hereof and the relationship that is established hereby. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Letter, including without limitation, contract claims, tort claims, and all other common law and statutory claims. Each Member warrants and represents that it is a sophisticated commercial party capable of understanding all of the terms of this Letter and that it has reviewed or has had the opportunity to review this waiver with legal counsel, and that each knowingly and voluntarily waives its jury trial rights it enters this Letter will full knowledge of the terms of this Letter. Each Member represents and warrants that it has been advised that each may be represented by counsel of its own choosing in the preparation and analysis of this Letter and that each has obtained such legal representation to the extent such member deems necessary. Each Member has read this Letter with care and believes that it is fully aware of and understands the contents thereof and their legal effect. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision in this Letter, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Letter, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.

[remainder of page intentionally blank]

4

IN WITNESS WHEREOF, the parties have executed and delivered this Letter as of the date first written above.

SLVH MEMBER:

SLVH LLC, a Delaware limited liability company

By:
Name:
Title:	Manager

[Signatures continue on next page]

5

GAUCHO MEMBER:

GAUCHO VENTURES I – LAS VEGAS LLC,
a Delaware limited liability company

By:	Gaucho Group Holdings, Inc., its sole member

By:
Name:	Scott L. Mathis
Title:	President and CEO

[Signatures continue on next page]

6

The undersigned has joined in this Letter for the sole purposes set forth in paragraph 6 of this Letter.

TIMBERLINE DEVELOPMENT PARTNERS LLC, a Texas limited liability company

By:

Title:

7